Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Digital Securities Linked to Worst of RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Russell 2000® Index (ticker: "RTY") and S&P 500® Index (ticker: "SPX")
Pricing date:	April 30, 2024
Valuation date:	April 30, 2027
Maturity date:	May 5, 2027
CUSIP / ISIN:	17331AR60 / US17331AR608
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (final underlying value - initial underlying value) / initial underlying value
Digital return amount:	At least $230.00 per security (representing a digital return equal to at least 23.00% of the stated principal amount) (to be determined on the pricing date)*
Worst performer:	The underlying with the lowest underlying return
Payment at Maturity:	You will receive at maturity for each security you then hold: • If the final underlying value of the worst performer is **greater than or equal to** its initial underlying value: $1,000 + digital return amount • If the final underlying value of the worst performer is **less than** its initial underlying value: $1,000 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated March 28, 2024

*The actual digital return amount will be determined on the pricing date.

** The hypotheticals assume that the digital return amount will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Maturity**


$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,230.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,230.00
$1,000.00
Stated Principal Amount
Digital Zone
-100%
-80%
-60%
-40%
-20%
0%
23%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying

Hypothetical Underlying Return of the Worst Performer	Hypothetical Security Return	Hypothetical Payment at Maturity
100.00%	23.00%	$1,230.00
75.00%	23.00%	$1,230.00
50.00%	23.00%	$1,230.00
10.00%	23.00%	$1,230.00
5.00%	23.00%	$1,230.00
0.00%	23.00%	$1,230.00
-10.00%	0.00%	$1,000.00
-20.00%	0.00%	$1,000.00
-30.00%	0.00%	$1,000.00
-40.00%	0.00%	$1,000.00
-50.00%	0.00%	$1,000.00
-100.00%	0.00%	$1,000.00

Selected Risk Considerations • You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the worst performer remains the same or appreciates from its initial underlying value to its final underlying value. If the final underlying value of the worst performer is less than its initial underlying value, you will receive only the stated principal amount of $1,000 for each security you hold at maturity. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the worst performer declines from its initial underlying value to its final underlying value. • The securities do not pay interest. • Your potential return on the securities at maturity is limited to the digital return. Your return on the securities will not exceed the digital return, even if the worst performer appreciates by significantly more than the digital return. • The securities are subject to heightened risk because they have multiple underlyings . • You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performer, and you will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated val ue of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.